Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports Third Quarter Earnings for 2021

Conference Call and Webcast Scheduled for Tuesday, October 26, 2021 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

Third Quarter 2021 Highlights

●

Reported record net income of $15.4 million, or $0.77 diluted earnings per share, increased $2.0 million, or 14.8%, from the prior quarter and increased $6.8 million, or 80.3%, from the third quarter of 2020

●	Loan growth of $137.1 million, or 20.0% annualized, from the end of the prior quarter

●	Declared quarterly cash dividend of $0.13 per common share

●	Entered into an agreement in July, received regulatory approval in September to buy the Honolulu, Hawaii branch office of Bank of the Orient, which is expected to close by mid-January 2022

Los Angeles, CA, October 25, 2021 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended September 30, 2021.

The Company reported record net income of $15.4 million, or $0.77 diluted earnings per share, for the three months ended September 30, 2021, compared to net income of $13.4 million, or $0.67 diluted earnings per share, and $8.5 million, or $0.43 diluted earnings per share, for the three months ended June 30, 2021 and September 30, 2020, respectively.  Third quarter results included the impact of a $1.8 million CDFI grant that increased diluted earnings per share by approximately $0.07.

"Our differentiated business model continued to outperform in the third quarter as we reported record diluted earnings per share of $0.77 and 20% annualized loan growth,” said Alan Thian, President and CEO of RBB Bancorp. “In addition to our financial performance and growth, continued pricing discipline and focus on our cost of deposits has kept our net interest margin stable in the first 9 months of 2021 versus the same period in 2020. We are also pleased that our efforts to support the communities in which we operate were recognized by the US Treasury which awarded Royal Business Bank with a $1.8 million CDFI grant to facilitate a rapid response to the economic impacts of the COVID-19 pandemic in distressed and underserved communities.”

"I am very pleased with Royal Business Bank’s record financial performance in the third quarter," said Dr. James Kao, Chairman of RBB Bancorp. “And I am very proud that RBB’s success in community development has been recognized with a CDFI grant and with the appointment of Alan to the Community Development Advisory Board.”

Key Performance Ratios

Net income of $15.4 million for the third quarter of 2021 produced an annualized return on average assets ("ROA") of 1.54%, an annualized return on average tangible common shareholders' equity ("ROTCE") of 16.17%, and an annualized return on average shareholders' equity ("ROE") of 13.52%. This compares to an annualized return on average assets of 1.39%, an annualized return on average tangible common shareholders' equity of 14.57%, and an annualized return on average shareholders' equity of 12.13% for the second quarter of 2021.  Third quarter results included the impact of a $1.8 million CDFI grant that increased ROA by 0.03%, ROTCE by 0.35%, and ROE by 0.29%.  The efficiency ratio for the third quarter of 2021 was 38.87%, compared to 42.89% for the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $31.6 million for the third quarter of 2021, compared to $30.1 million for the second quarter of 2021. The $1.5 million increase was primarily attributable to higher interest income due to a $92.7 million increase in average earning assets, partially offset by an $11.3 million increase in average interest-bearing liabilities.  Accretion of purchase discounts from prior acquisitions contributed $289,000 to net interest income in the third quarter of 2021, compared to $183,000 in the second quarter of 2021.

Compared to the third quarter of 2020, net interest income, before provision for loan losses, increased $4.3 million from $27.3 million. The increase was primarily attributable to a $691.5 million increase in average earning assets, partially offset by a $262.0 million increase in average interest-bearing liabilities. The increases in average earning assets and total deposits were primarily due to increased loan and deposit originations.

Net interest margin was 3.38% for the third quarter of 2021, an increase of 5 basis points from 3.33% in the second quarter of 2021. The increase was primarily attributable to a $89.9 million increase in average non-interest bearing deposits, combined with an 8 basis point decrease in the cost of average interest-bearing liabilities, which was partially offset by a 2 basis point decrease in the yield on average earning assets. Loan discount accretion contributed 3 basis points to the net interest margin in the third quarter of 2021, compared to 2 basis points in the second quarter of 2021.

Noninterest Income

Noninterest income was $5.5 million for the third quarter of 2021, an increase of $1.4 million from $4.2 million in the second quarter of 2021. The increase was primarily driven by a $1.8 million grant under the US Treasury’s Rapid Response Program, partially offset by a $782,000 decrease in gain on sale of loans during the quarter.  The Company sold $35.7 million fewer loans in the third quarter than in the prior quarter primarily due to selling fewer FNMA loans.

The Company sold $36.6 million in FNMA qualified mortgage loans for a net gain of $1.3 million and sold no non-qualified mortgage loans during the third quarter of 2021. This compared to $58.9 million in FNMA qualified mortgage loans sold for a net gain of $1.4 million and $13.4 million in non-qualified mortgage loans to private investors for a gain of $389,000 during the second quarter of 2021. The Company sold $5.9 million in SBA loans during the third quarter of 2021 for a net gain of $553,000, compared to $5.9 million SBA loans sold for a net gain of $747,000 during the second quarter of 2021.

Compared to the third quarter of 2020, noninterest income increased by $2.8 million from $2.7 million. The increase was primarily attributable to an increase of $1.8 million grant under the US Treasury’s Rapid Response Program and an increase of $1.0 million in gain on loan sales.

Noninterest Expense

Noninterest expense for the third quarter of 2021 was $14.4 million, compared to $14.7 million for the second quarter of 2021. The $260,000 decrease was primarily attributable to a reversal of impairment write-down on mortgage servicing assets of $416,000 and a $266,000 decrease in data processing expense, partially offset by a  $210,000 increase in legal and professional expenses and a $93,000 increase in marketing and business promotion expense.

Noninterest expense increased from $14.0 million in the third quarter of 2020. The $444,000 increase was primarily due to a $1.2 million increase in salaries and employee benefits and a $193,000 increase in marketing and business promotion expenses. These were partially offset by a $475,000 decrease in mortgage servicing assets impairment write-down, a $235,000 decrease in data processing expenses and a $171,000 decrease in occupancy and equipment expenses.

Income Taxes

The effective tax rate was 28.5% for the third quarter of 2021, 29.3% for the second quarter of 2021, and 29.8% for the third quarter of 2020. The Company recognized a tax benefit from stock option exercises of $534,000, $68,000 and zero for the third quarter of 2021, the second quarter of 2021, and the third quarter of 2020, respectively.

CDFI Rapid Response Program

In mid-June, 2021 the Bank was awarded a $1.8 million grant under the US Treasury’s Rapid Response Program to facilitate a rapid response to the economic impacts of the COVID-19 pandemic in distressed and underserved communities. The award was received in August 2021 after finalization of the contract between the Bank and the US Treasury which included various performance goals and measures that specify the use of the funds to provide affordable housing. The funds were disbursed for two loans that help provide affordable housing to underserved communities.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $2.84 billion as of September 30, 2021, an increase of $131.1 million from June 30, 2021, and an increase of $85.2 million from September 30, 2020. The increase from the prior quarter was primarily due to an increase in commercial real estate and construction & land development loans. Single-family residential mortgages decreased by $9.5 million net of payoffs, paydowns and loan sales. Commercial real estate loans increased by $103.2 million, construction and land development loans increased by $34.8 million, SBA loans decreased by $9.8 million (which included a $6.2 million decrease in PPP loans), commercial and industrial loans decreased by $693,000 and other loans increased by $13.2 million.

During the third quarter of 2021, single-family residential mortgage production was $112.0 million, payoffs and paydowns were $79.0 million, and single-family residential mortgage loan sales were $36.6 million. During the second quarter of 2021, single-family residential mortgage production was $107.9 million, payoffs and paydowns were $121.0 million, and loan sales were $72.3 million.

Mortgage loans held for sale were $15.2 million as of September 30, 2021, an increase of $5.9 million from $9.2 million at June 30, 2021 and a decrease of $8.7 million from $23.9 million as of September 30, 2020. The Company originated approximately $12.2 million in FNMA mortgage loans for sale for the third quarter of 2021, compared with $29.2 million during the prior quarter.

In the third quarter of 2021, SBA loan production was $22.7 million and total SBA loan sales were $5.9 million.

Deposits and Borrowings

Deposits were $3.0 billion at September 30, 2021, a decrease of $102.1 million from June 30, 2021, and an increase of $356.1 million from September 30, 2020, including brokered deposits. The decrease in total deposits from the prior quarter was primarily attributable to a decrease in noninterest-bearing demand deposits and time deposits.  During the third quarter of 2021, noninterest-bearing deposits decreased by $115.3 million, interest-bearing non-maturity deposits increased by $72.9 million, and time deposits decreased by $59.8 million.  As of September 30, 2021, time deposits included $2.4 million in brokered CDs, as compared to $17.4 million as of June 30, 2021 and $17.4 million as of September 30, 2020.

Asset Quality

Nonperforming assets totaled $14.5 million, or 0.38% of total assets at September 30, 2021, compared to $19.5 million, or 0.50%, of total assets at June 30, 2021.  Nonperforming assets consist of other real estate owned, loans modified under troubled debt restructurings (“TDR”), non-accrual loans, and loans past due 90 days or more and still accruing interest.

In the third quarter of 2021, there were $317,000 in net charge-offs, compared to net charge-offs of $71,000 in the second quarter.

The Company recorded a provision for credit losses of $1.2 million for the third quarter of 2021, an increase from $628,000 in the prior quarter, primarily attributable to loan growth.

The allowance for loan losses totaled $32.2 million, or 1.13% of loans held for investment at September 30, 2021, compared with $31.4 million, or 1.16%, of total loans at June 30, 2021.

As of September 30, 2021, borrowers representing 167 loans totaling $23.0 million, or 0.80% of the Company’s total loan portfolio, have funded under the SBA’s Paycheck Protection Program due to the COVID-19 pandemic.  Presently none of our SBA customers are on a payment deferral plan due to the COVID-19 pandemic. The Company does not have any shared national credits or loans, backed by airlines or cruise lines, on deferral as of September 30, 2021.

As of October 15, 2021, the Company had one COVID-19 loan deferral in the amount of $241,000.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California.  As of September 30, 2021, the company had total assets of $3.8 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, and in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, two branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey and two branches in Chicago, Illinois. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time tomorrow, October 26, 2021, to discuss the Company’s third quarter 2021 financial results.

To listen to the conference call, please dial 1-877-876-9174 or 1-785-424-1669, passcode RBBQ321.  A replay of the call will be made available at 1-888-269-5324 or 1-402-220-7325 (no passcode required) approximately one hour after the conclusion of the call and will remain available through November 2, 2021.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; expectations regarding the impact of the COVID-19 pandemic; the costs or effects of acquisitions or dispositions we may make, including our recent acquisition of PGB Holdings, Inc. and its wholly-owned subsidiary, Pacific Global Bank, and our recently completed acquisition of First American International Corp., whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments”, commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DFPI (formerly DBO); our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K-A for the year ended December 31, 2020, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, except for December 31, 2020)

(Dollars in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Assets
Cash and due from banks	$206,927	$493,653	$362,930	$137,654	$121,630
Federal funds sold and other cash equivalents	170,000	110,000	57,000	57,000	57,000
Total cash and cash equivalents	376,927	603,653	419,930	194,654	178,630
Interest-bearing deposits in other financial institutions	600	600	600	600	600
Investment securities available for sale	345,000	339,568	281,582	210,867	214,662
Investment securities held to maturity	6,258	6,664	6,668	7,174	7,569
Mortgage loans held for sale	15,188	9,246	37,675	49,963	23,886
Loans held for investment	2,840,354	2,709,206	2,715,205	2,706,766	2,755,153
Allowance for loan losses	(32,231)	(31,352)	(30,795)	(29,337)	(26,634)
Net loans held for investment	2,808,123	2,677,854	2,684,410	2,677,429	2,728,519
Premises and equipment, net	27,157	27,039	27,093	27,103	24,237
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,641	15,641	15,641
Cash surrender value of life insurance	55,656	55,325	35,308	35,121	34,930
Goodwill	69,243	69,243	69,243	69,243	69,243
Servicing assets	12,141	12,558	13,264	13,965	14,724
Core deposit intangibles	4,327	4,608	4,895	5,196	5,519
Right-of-use assets- operating leases	23,735	25,050	25,500	—	—
Accrued interest and other assets	42,452	44,230	42,490	43,116	41,416
Total assets	$3,801,807	$3,890,638	$3,664,299	$3,350,072	$3,359,576
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$824,771	$940,041	$787,439	$617,206	$642,332
Savings, NOW and money market accounts	931,517	858,597	791,486	731,084	654,378
Time deposits	1,211,525	1,271,287	1,242,368	1,286,838	1,315,038
Total deposits	2,967,813	3,069,925	2,821,293	2,635,128	2,611,748
Reserve for unfunded commitments	1,304	1,216	1,320	1,383	1,129
FHLB advances	150,000	150,000	150,000	150,000	190,000
Long-term debt, net of debt issuance costs	172,862	172,718	172,581	104,391	104,305
Subordinated debentures	14,447	14,393	14,338	14,283	14,229
Lease liabilities - operating leases	24,524	25,798	26,199	—	—
Accrued interest and other liabilities	14,833	14,263	42,900	16,399	16,749
Total liabilities	3,345,783	3,448,313	3,228,631	2,921,584	2,938,160
Shareholders' equity:
Shareholder's equity	456,490	442,086	435,746	427,287	420,329
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive (loss) income - Net of tax	(538)	167	(150)	1,129	1,015
Total shareholders' equity	456,024	442,325	435,668	428,488	421,416
Total liabilities and shareholders’ equity	$3,801,807	$3,890,638	$3,664,299	$3,350,072	$3,359,576

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Interest and dividend income:
Interest and fees on loans	$35,601	$34,669	$34,153
Interest on interest-bearing deposits	219	125	61
Interest on investment securities	889	794	621
Dividend income on FHLB stock	225	225	190
Interest on federal funds sold and other	174	158	100
Total interest income	37,108	35,971	35,125
Interest expense:
Interest on savings deposits, NOW and money market accounts	697	708	779
Interest on time deposits	2,048	2,410	4,746
Interest on subordinated debentures and long term debt	2,342	2,356	1,905
Interest on other borrowed funds	445	440	444
Total interest expense	5,532	5,914	7,874
Net interest income before provision for loan losses	31,576	30,057	27,251
Provision for loan losses	1,196	628	3,861
Net interest income after provision for loan losses	30,380	29,429	23,390
Noninterest income:
Service charges, fees and other(1)	3,100	1,374	1,143
Gain on sale of loans	1,790	2,572	760
Loan servicing fees, net of amortization	62	118	546
Recoveries on loans acquired in business combinations	68	5	32
Unrealized (loss) on equity investments	(5)	(35)	—
Gain (loss) on derivatives	178	(80)	—
Increase in cash surrender value of life insurance	331	217	194
Gain on sale of securities	—	—	52
Total noninterest income	5,524	4,171	2,727
Noninterest expense:
Salaries and employee benefits	8,772	8,742	7,599
Occupancy and equipment expenses	2,189	2,135	2,360
Data processing	965	1,231	1,200
Legal and professional	746	536	675
Office expenses	311	272	271
Marketing and business promotion	324	231	131
Insurance and regulatory assessments	384	354	363
Core deposit premium	281	287	357
OREO expenses	4	4	3
Merger expenses	40	17	62
Other expenses	404	871	957
Total noninterest expense	14,420	14,680	13,978
Income before income taxes	21,484	18,920	12,139
Income tax expense	6,120	5,540	3,619
Net income	$15,364	$13,380	$8,520

Net income per share
Basic	$0.79	$0.69	$0.43
Diluted	$0.77	$0.67	$0.43
Cash Dividends declared per common share	$0.13	$0.13	$0.06
Weighted-average common shares outstanding
Basic	19,343,262	19,432,204	19,717,568
Diluted	19,798,187	19,874,969	19,804,892

(1)	Includes $1.8 million of the U.S. Treasury's CDFI rapid response program grant income.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Nine Months Ended
	September 30, 2021	September 30, 2020
Interest and dividend income:
Interest and fees on loans	$104,786	$99,062
Interest on interest-earning deposits	392	586
Interest on investment securities	2,310	2,329
Dividend income on FHLB stock	642	379
Interest on federal funds sold and other	489	900
Total interest income	108,619	103,256
Interest expense:
Interest on savings deposits, NOW and money market accounts	2,103	2,804
Interest on time deposits	7,422	17,765
Interest on subordinated debentures and long term debt	6,656	5,776
Interest on other borrowed funds	1,320	1,033
Total interest expense	17,501	27,378
Net interest income	91,118	75,878
Provision for loan losses	3,324	8,815
Net interest income after provision for loans losses	87,794	67,063
Noninterest income:
Service charges, fees and other (1)	5,884	3,287
Gain on sale of loans	8,203	3,552
Loan servicing fees, net of amortization	426	1,846
Recoveries on loans acquired in business combinations	78	79
Unrealized (loss) on equity investments	(60)	—
Gain on derivatives	323	—
Increase in cash surrender value of life insurance	735	576
Gain on sale of securities	—	210
Total noninterest income	15,589	9,550
Noninterest expense:
Salaries and employee benefits	26,756	25,207
Occupancy and equipment expenses	6,566	7,291
Data processing	3,636	3,224
Legal and professional	2,087	1,949
Office expenses	838	931
Marketing and business promotion	739	456
Insurance and regulatory assessments	1,086	774
Core deposit premium	869	1,071
OREO expenses	13	31
Merger expenses	99	741
Other expenses	2,203	3,385
Total noninterest expense	44,892	45,060
Income before income taxes	58,491	31,553
Income tax expense	17,291	9,772
Net income	$41,200	$21,781

Net income per share
Basic	$2.11	$1.10
Diluted	$2.07	$1.09
Cash Dividends declared per common share	$0.38	$0.24
Weighted-average common shares outstanding
Basic	19,416,608	19,799,617
Diluted	19,828,612	19,958,612

(1)	Includes $1.8 million of the U.S. Treasury's CDFI rapid response program grant income.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$628,020	$618	0.39%	$582,554	$508	0.35%	$179,521	$351	0.78%
Securities
Available for sale	336,130	856	1.01%	328,004	751	0.92%	168,151	558	1.32%
Held to maturity (2)	6,262	56	3.55%	6,667	60	3.61%	7,604	71	3.71%
Mortgage loans held for sale	5,218	46	3.50%	21,033	173	3.30%	19,848	171	3.43%
Loans held for investment: (3)
Real estate	2,361,405	30,911	5.19%	2,292,145	29,794	5.21%	2,266,752	29,616	5.20%
Commercial	374,125	4,644	4.92%	388,049	4,702	4.86%	377,789	4,366	4.60%
Total loans	2,735,530	35,555	5.16%	2,680,194	34,496	5.16%	2,644,541	33,982	5.11%
Total earning assets	3,711,160	$37,131	3.97%	3,618,452	$35,988	3.99%	3,019,665	$35,133	4.63%
Noninterest-earning assets	242,742			230,049			204,638
Total assets	$3,953,902			$3,848,501			$3,224,303

Interest-bearing liabilities
NOW	$71,454	$48	0.27%	$66,777	$45	0.27%	$59,451	$50	0.33%
Money Market	660,806	615	0.37%	640,026	628	0.39%	454,820	698	0.61%
Saving deposits	139,555	34	0.10%	140,418	35	0.10%	126,635	31	0.10%
Time deposits, less than $250,000	644,013	977	0.60%	657,494	1,163	0.71%	699,765	2,539	1.44%
Time deposits, $250,000 and over	604,394	1,071	0.70%	604,429	1,247	0.83%	584,586	2,207	1.50%
Total interest-bearing deposits	2,120,222	2,745	0.51%	2,109,144	3,118	0.59%	1,925,257	5,525	1.14%
FHLB advances	150,000	445	1.18%	150,000	440	1.18%	151,739	444	1.16%
Long-term debt	172,767	2,194	5.04%	172,622	2,206	5.13%	104,252	1,748	6.67%
Subordinated debentures	14,411	148	4.07%	14,357	150	4.19%	14,195	157	4.40%
Total interest-bearing liabilities	2,457,400	5,532	0.89%	2,446,123	5,914	0.97%	2,195,443	7,874	1.43%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,003,304			913,442			595,264
Other noninterest-bearing liabilities	42,419			46,549			13,270
Total noninterest-bearing liabilities	1,045,723			959,991			608,534
Shareholders' equity	450,779			442,387			420,326
Total liabilities and shareholders' equity	$3,953,902			$3,848,501			$3,224,303
Net interest income / interest rate spreads		$31,599	3.08%		$30,074	3.02%		$27,259	3.20%
Net interest margin			3.38%			3.33%			3.59%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the nine months ended
	September 30, 2021			September 30, 2020
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$476,781	$1,523	0.43%	$220,195	$1,865	1.13%
Securities
Available for sale	301,653	2,180	0.97%	159,373	2,136	1.79%
Held to maturity (2)	6,640	182	3.66%	7,760	218	3.75%
Mortgage loans held for sale	26,579	630	3.17%	40,936	1,454	4.74%
Loans held for investment: (3)
Real estate	2,320,524	90,226	5.20%	2,141,022	84,261	5.26%
Commercial	382,168	13,930	4.87%	359,907	13,347	4.95%
Total loans	2,702,692	104,156	5.15%	2,500,929	97,608	5.21%
Total earning assets	3,514,345	$108,671	4.13%	2,929,193	$103,281	4.71%
Noninterest-earning assets	233,652			208,000
Total assets	$3,747,997			$3,137,193

Interest-bearing liabilities
NOW	$67,633	$136	0.27%	$53,633	$153	0.38%
Money Market	627,024	1,866	0.40%	430,524	2,534	0.79%
Saving deposits	137,072	101	0.10%	121,836	117	0.13%
Time deposits, less than $250,000	654,776	3,635	0.74%	720,810	9,408	1.74%
Time deposits, $250,000 and over	600,973	3,787	0.84%	598,137	8,357	1.87%
Total interest-bearing deposits	2,087,478	9,525	0.61%	1,924,940	20,569	1.43%
FHLB advances	150,000	1,320	1.18%	118,029	1,033	1.17%
Long-term debt	152,600	6,209	5.44%	104,168	5,243	6.72%
Subordinated debentures	14,357	447	4.16%	14,221	533	5.01%
Total interest-bearing liabilities	2,404,435	$17,501	0.97%	2,161,358	$27,378	1.69%
Noninterest-bearing liabilities
Noninterest-bearing deposits	858,087			546,419
Other noninterest-bearing liabilities	43,038			14,606
Total noninterest-bearing liabilities	901,125			561,025
Shareholders' equity	442,437			414,810
Total liabilities and shareholders' equity	$3,747,997			$3,137,193
Net interest income / interest rate spreads		$91,170	3.16%		$75,903	3.02%
Net interest margin			3.47%			3.46%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months Ended
	September 30,	June 30,	September 30,
	2021	2021	2020
Per share data (common stock)
Earnings
Basic	$0.79	$0.69	$0.43
Diluted	$0.77	$0.67	$0.43
Dividends declared	$0.13	$0.13	$0.06
Book value	$23.37	$22.86	$21.35
Tangible book value	$19.60	$19.04	$17.56
Weighted average shares outstanding
Basic	19,343,262	19,432,204	19,717,568
Diluted	19,798,187	19,874,969	19,804,892
Shares outstanding at period end	19,516,393	19,349,802	19,739,280
Performance ratios
Return on average assets, annualized	1.54%	1.39%	1.05%
Return on average shareholders' equity, annualized	13.52%	12.13%	8.06%
Return on average tangible common equity, annualized	16.17%	14.57%	9.81%
Noninterest income to average assets, annualized	0.55%	0.43%	0.34%
Noninterest expense to average assets, annualized	1.45%	1.53%	1.72%
Yield on average earning assets	3.97%	3.99%	4.63%
Cost of average total deposits	0.35%	0.41%	0.87%
Cost of average interest-bearing deposits	0.51%	0.59%	1.14%
Cost of average interest-bearing liabilities	0.89%	0.97%	1.43%
Accretion on loans to average earning assets	0.03%	0.02%	0.08%
Net interest spread	3.08%	3.02%	3.20%
Net interest margin	3.38%	3.33%	3.59%
Efficiency ratio	38.87%	42.89%	46.63%
Common stock dividend payout ratio	16.46%	18.84%	13.95%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the nine months ended September 30,
	2021	2020
Per share data (common stock)
Earnings
Basic	$2.11	$1.10
Diluted	$2.07	$1.09
Dividends declared	$0.38	$0.24
Book value	$23.37	$21.35
Tangible book value	$19.60	$17.56
Weighted average shares outstanding
Basic	19,416,608	19,799,617
Diluted	19,828,612	19,958,612
Shares outstanding at period end	19,516,393	19,739,280
Performance ratios
Return on average assets, annualized	1.47%	0.93%
Return on average shareholders' equity, annualized	12.45%	7.01%
Return on average tangible common equity, annualized	14.95%	8.59%
Noninterest income to average assets, annualized	0.56%	0.41%
Noninterest expense to average assets, annualized	1.60%	1.92%
Yield on average earning assets	4.13%	4.71%
Cost of average deposits	0.43%	1.11%
Cost of average interest-bearing deposits	0.61%	1.43%
Cost of average interest-bearing liabilities	0.97%	1.69%
Accretion on loans to average earning assets	0.04%	0.10%
Net interest spread	3.16%	3.02%
Net interest margin	3.47%	3.46%
Efficiency ratio	42.07%	52.75%
Common stock dividend payout ratio	18.01%	21.82%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	September 30,	June 30,	September 30,
	2021	2021	2020
Loan to deposit ratio	95.71%	88.25%	105.49%
Core deposits / total deposits	79.87%	80.04%	99.34%
Net non-core funding dependence ratio	9.27%	0.87%	9.69%

Credit Quality Data:
Loans 30-89 days past due	$7,258	$5,449	$21,735
Loans 30-89 days past due to total loans	0.26%	0.20%	0.79%
Nonperforming loans	$14,248	$19,243	$17,975
Nonperforming loans to total loans	0.50%	0.71%	0.65%
Nonperforming assets	$14,541	$19,536	$18,268
Nonperforming assets to total assets	0.38%	0.50%	0.54%
Allowance for loan losses to total loans	1.13%	1.16%	0.97%
Allowance for loan losses to nonperforming loans	226.21%	162.93%	148.17%
Net charge-offs to average loans (for the quarter-to-date period)	0.05%	0.01%	0.01%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	10.26%	9.65%	10.55%
Tier 1 leverage ratio	10.31%	10.20%	11.47%
Tier 1 common capital to risk-weighted assets	14.82%	14.76%	14.11%
Tier 1 capital to risk-weighted assets	15.38%	15.33%	14.69%
Total capital to risk-weighted assets	23.30%	23.48%	20.05%

Regulatory capital ratios—Bank only
Tier 1 leverage ratio	12.48%	12.34%	14.16%
Tier 1 common capital to risk-weighted assets	18.64%	18.58%	18.13%
Tier 1 capital to risk-weighted assets	18.64%	18.58%	18.13%
Total capital to risk-weighted assets	19.89%	19.83%	19.26%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Quarterly Consolidated Statements of Earnings	2021	2021	2021	2020	2020
Interest income
Loans, including fees	$35,601	$34,669	$34,516	$34,832	$34,153
Investment securities and other	1,507	1,302	1,024	1,032	972
Total interest income	37,108	35,971	35,540	35,864	35,125
Interest expense
Deposits	2,745	3,118	3,662	4,636	5,525
Interest on subordinated debentures and other	2,342	2,356	1,958	1,901	1,905
Other borrowings	445	440	435	450	444
Total interest expense	5,532	5,914	6,055	6,987	7,874
Net interest income before provision for loan losses	31,576	30,057	29,485	28,877	27,251
Provision for loan losses	1,196	628	1,500	3,008	3,861
Net interest income after provision for loan losses	30,380	29,429	27,985	25,869	23,390
Noninterest income	5,524	4,171	5,894	4,490	2,727
Noninterest expense	14,420	14,680	15,792	14,453	13,978
Earnings before income taxes	21,484	18,920	18,087	15,906	12,139
Income taxes	6,120	5,540	5,631	4,759	3,619
Net income	$15,364	$13,380	$12,456	$11,147	$8,520
Net income per common share - basic	$0.79	$0.69	$0.64	$0.57	$0.43
Net income per common share - diluted	$0.77	$0.67	$0.63	$0.56	$0.43
Cash dividends declared per common share	$0.13	$0.13	$0.12	$0.09	$0.06
Cash dividends declared on common shares	$2,516	$2,540	$2,347	$1,777	$1,184
Yield on average assets, annualized	1.54%	1.39%	1.47%	1.33%	1.05%
Yield on average earning assets	3.97%	3.99%	4.49%	4.55%	4.63%
Cost of average deposits	0.35%	0.41%	0.55%	0.71%	0.87%
Cost of average interest-bearing deposits	0.51%	0.59%	0.73%	0.93%	1.14%
Cost of average interest-bearing liabilities	0.89%	0.97%	1.06%	1.23%	1.43%
Accretion on loans to average earning assets	0.03%	0.02%	0.06%	0.03%	0.08%
Net interest margin	3.38%	3.33%	3.73%	3.67%	3.59%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited, except for December 31, 2020)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of September 30, 2021		As of June 30, 2021		As of March 31, 2021		As of December 30, 2020		As of September 30, 2020
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$276,387	9.7%	$277,080	10.2%	$286,016	10.5%	$290,139	10.7%	$317,891	11.5%
SBA	88,784	3.1%	98,572	3.6%	111,330	4.1%	97,821	3.6%	111,193	4.0%
Construction and land development	271,764	9.6%	236,965	8.7%	209,727	7.7%	186,723	6.9%	183,569	6.7%
Commercial real estate (1)	1,205,630	42.4%	1,102,467	40.7%	1,063,104	39.2%	1,003,637	37.1%	975,187	35.4%
Single-family residential mortgages	974,780	34.3%	984,311	36.3%	1,041,260	38.3%	1,124,357	41.5%	1,163,982	42.2%
Other loans	23,009	0.9%	9,811	0.5%	3,768	0.2%	4,089	0.2%	3,331	0.2%
Total loans (2)	$2,840,354	100.0%	$2,709,206	100.0%	$2,715,205	100.0%	$2,706,766	100.0%	$2,755,153	100.0%
Allowance for loan losses	(32,231)		(31,352)		(30,795)		(29,337)		(26,634)
Total loans, net	$2,808,123		$2,677,854		$2,684,410		$2,677,429		$2,728,519

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three Months Ended		Nine Months Ended
Change in Allowance for Loan Losses	September 30,		September 30,
(dollars in thousands)	2021	2020	2021	2020
Beginning balance	$31,352	$22,820	$29,337	$18,816
Additions to the allowance charged to expense	1,196	3,861	3,324	8,815
Net charge-offs on loans	(317)	(47)	(430)	(997)
Ending balance	$32,231	$26,634	$32,231	$26,634

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2021 and 2020 and June 30, 2021.

(dollars in thousands, except per share data)	September 30, 2021	June 30, 2021	September 30, 2020
Tangible common equity:
Total shareholders' equity	$456,024	$442,325	$421,416
Adjustments
Goodwill	(69,243)	(69,243)	(69,243)
Core deposit intangible	(4,327)	(4,608)	(5,519)
Tangible common equity	$382,454	$368,474	$346,654
Tangible assets:
Total assets-GAAP	$3,801,807	$3,890,638	$3,359,576
Adjustments
Goodwill	(69,243)	(69,243)	(69,243)
Core deposit intangible	(4,327)	(4,608)	(5,519)
Tangible assets	$3,728,237	$3,816,787	$3,284,814
Common shares outstanding	$19,516,393	19,349,802	19,739,280
Tangible common equity to tangible assets ratio	10.26%	9.65%	10.55%
Book value per share	$23.37	$22.86	$21.35
Tangible book value per share	$19.60	$19.04	$17.56